Exhibit 10.13

CONSENT TO SECOND AMENDMENT TO SUBLEASE

This Consent to Second Amendment to Sublease (this “Consent”) is made as of August 31, 2003, by and among ARE-300S FIRST AVENUE, LLC, a Delaware limited liability company (“Landlord”), DENDREON CORPORATION, a Delaware corporation (“Tenant”), and CORUS PHARMA, INC., a Delaware corporation (“Sublessee”) with reference to the following Recitals.

R E C I T A L S

A. Landlord and Tenant have entered into that certain Lease, dated as of July 31, 1998, as amended by that certain First Amendment to Lease, dated as of May 3, 2000, and that certain Second Amendment to Lease, dated as of November 1, 2000 (as amended from time to time, the “Lease”), wherein Landlord leased to Tenant certain premises (the “Premises”) located at 3005 First Avenue, Seattle, Washington 98121, and more particularly described in the Lease.

B. Tenant subleased to Sublessee a portion of the Premises consisting of approximately 3,451 rentable square feet (the “Original Subleased Premises”) more particularly described in and pursuant to the provisions of that certain Sublease, dated September 6, 2002, as amended by that certain Amendment to Sublease, dated December 19, 2002 (as amended from time to time, the “Sublease”), and Landlord consented to such Sublease pursuant to that certain Consent to Sublease, dated September 10, 2002, by and among Landlord, Tenant and Sublessee, and that certain Consent to Amendment to Sublease, dated December 5, 2002, by and among Landlord, Tenant and Sublessee.

C. Tenant desires to sublease additional space to Sublessee consisting of approximately 1,024 rentable square feet (the “Additional Subleased Premises,” and together with the Original Subleased Premises, the “Subleased Premises”) more particularly described in and pursuant to the provisions of that certain Second Amendment to Sublease, dated July 6, 2003 (the “Amendment to Sublease”).

D. Tenant desires to obtain Landlord’s consent to the Amendment to Sublease.

NOW, THEREFORE, in consideration of the foregoing and the agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord hereby consents to (a) the Amendment to Sublease, and (b) Sublessee’s use of the Additional Subleased Premises in accordance with the terms and provisions of the Lease, such consent being subject to and upon the following terms and conditions to which Tenant and Sublessee hereby agree:

1.	All initially capitalized terms not otherwise defined in this Consent shall have the meanings set forth in the Lease unless the context clearly indicates otherwise.

2.

This Consent shall not be effective and the Amendment to Sublease shall not be valid nor shall Sublessee take possession of the Additional Subleased Premises unless and until Landlord shall have received: (a) a fully executed counterpart of the Amendment to Sublease, (b) a fully executed counterpart of this Consent, and (c) Landlord shall have

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received a Hazardous Materials List and all documents relating to Sublessee’s proposed use of the Additional Subleased Premises. Sublessee shall deliver to Landlord and Tenant an updated Hazardous Materials List at least once each year and Sublessee shall also deliver an updated list before any new Hazardous Material is brought onto, kept, used, stored, handled, treated, generated on, or released or disposed of from, the Subleased Premises.

3.	Landlord neither approves nor disapproves the terms, conditions and agreements contained in the Sublease, all of which shall be subordinate and at all times subject to (a) all of the covenants, agreements, terms, provisions and conditions contained in the Lease, (b) superior ground leases, mortgages, deeds of trust, or any other hypothecation or security now existing or hereafter placed upon the real property of which the Premises are a part and to any and all advances secured thereby and to all renewals, modifications, consolidations, replacements and extensions thereof, and (c) all matters of record affecting the Premises and all laws, ordinances and regulations now or hereafter affecting the Premises.

4.	Nothing contained herein or in the Sublease shall be construed to:

a.	modify, waive, impair, or affect any of the terms, covenants or conditions contained in the Lease (including Tenant’s obligation to obtain any required consents for any other or future sublettings), or to waive any breach thereof, or any rights or remedies of Landlord under the Lease against any person, firm, association or corporation liable for the performance thereof, or to enlarge or increase Landlord’s obligations or liabilities under the Lease (including, without limitation, any liability to Sublessee for any portion of the security deposit held by Tenant under the Sublease), and all terms, covenants and conditions of the Lease are hereby declared by each of Landlord and Tenant to be in full force and effect.

b.	require Landlord to accept any payments from Sublessee on behalf of Tenant, except as expressly provided in Section 7 hereof.

Tenant shall remain liable and responsible for the due keeping, performance and observance of all the terms, covenants and conditions set forth in the Lease on the part of the Tenant to be kept, performed and observed and for the payment of the annual rent, additional rent and all other sums now and hereafter becoming payable thereunder for all of the Premises, including, without limitation, the Subleased Promises.

5.	Notwithstanding anything in the Sublease to the contrary:

a.

Sublessee does hereby expressly assume and agree to be bound by and to perform and comply with, for the benefit of Landlord, each and every obligation of Tenant under the Lease to the extent applicable to the Subleased Premises, Landlord and Sublessee each hereby release the other, and waive their respective rights of recovery against the other for direct or consequential loss or

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damage arising out of or incident to the perils covered by property insurance carried by such party to the extent of such insurance and waive any right of subrogation which might otherwise exist in or accrue to any person on account thereof.

b.	Tenant and Sublessee agree to each of the terms and conditions of this Consent, and upon any conflict between the terms of the Sublease and this Consent, the terms of this Consent shall control.

c.	The Sublease shall be deemed and agreed to be a sublease only and not an assignment and there shall be no further subletting or assignment of all or any portion of the Premises demised under the Lease (including the Subleased Premises demised by the Sublease) except in accordance with the terms and conditions of the Lease.

d.	If Landlord terminates the Lease as a result of a default by Tenant thereunder or the Lease terminates for any other reason, the Sublease shall automatically terminate concurrently therewith; provided, however, if Landlord elects, in its sole and absolute discretion and without obligation, exercisable by giving written notice to Sublessee within 7 days of such termination (a “Reinstatement Notice”), to reinstate the Sublease and Sublessee shall attorn to Landlord, in which case the Sublease shall become and be deemed to be a direct lease between Landlord and Sublessee. If Landlord exercises the option provided under this section, Landlord shall undertake the obligations of Tenant under the Sublease from the time of the Reinstatement Notice through the expiration or earlier termination of the Sublease, but Landlord shall not (a) be liable for more than 1 month’s rent or any security deposit paid by Sublessee (except to the extent actually delivered to Landlord), (b) be liable for any prior act or omission of Tenant under the Lease prior to the Reinstatement Notice or for any other defaults of Tenant under the Sublease prior to the Reinstatement Notice, (c) be subject to any defenses or offsets previously accrued which Sublessee may have against Tenant for any period prior to the Reinstatement Notice, or (d) be bound by any changes or modifications made to the Sublease without the prior written consent of Landlord.

e.	Tenant and Sublessee acknowledge and agree that if Tenant or Landlord elects to terminate the Lease pursuant to the terms thereof, Landlord shall have no responsibility, liability or obligation to Sublessee, and the Sublease shall terminate except as expressly provided in Section 5(d) above.

f.	Tenant and Sublessee represent and warrant that the Amendment to Sublease attached hereto as Exhibit A is a true, correct and complete copy of the Amendment to Sublease.

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6.	Any act or omission of Sublessee or anyone claiming under or through Sublessee that violates any of the provisions of the Lease shall be deemed a violation of the Lease by Tenant.

7.	Upon a default by Tenant under the Lease, Landlord may proceed directly against Tenant, any guarantors or anyone else liable under the Lease or the Sublease without first exhausting Landlord’s remedies against any other person or entity liable thereon to Landlord. If Landlord gives Sublessee notice that Tenant is in default under the Lease, Sublessee shall thereafter make directly to Landlord all payments otherwise due Tenant, which payments will be received by Landlord without any liability to Landlord except to credit such payments against amounts due under the Lease. The mention in this Consent of any particular remedy shall not preclude Landlord from any other remedy in law or in equity.

8.	Tenant shall pay any broker commissions or fees that may be payable as a result of the Amendment to Sublease and Tenant hereby indemnifies and agrees to hold Landlord harmless from and against any loss or liability arising therefrom or from any other commissions or fees payable in connection with the Amendment to Sublease which result from the actions of Tenant Sublessee hereby indemnifies, and agrees to hold Landlord harmless from and against any loss or liability arising from any commissions or fees payable in connection with the Amendment to Sublease which result from the actions of Sublessee.

9.	Tenant and Sublessee agree that the Sublease will not be further modified or amended in any way without the prior written consent of Landlord, which consent shall not be unreasonably withheld or delayed, Tenant and Sublessee hereby agree that it shall be reasonable for Landlord to withhold its consent to any further modification or amendment of the Sublease which would change the permitted use of the Subleased Premises or which would affect Landlord’s status as a real estate investment trust. Any further modification or amendment of the Sublease without Landlord’s prior written consent shall be void and of no force or effect.

10.	This Consent may not be changed orally, but only by an agreement in writing signed by Landlord and the party against whom enforcement of any change is sought.

11.	This Consent may be executed in any number of counterparts, each of which shall be deemed an original, but all of which when taken together shall constitute but one and the same instrument.

12.	This Consent and the legal relations between the parties hereto shall be governed by and construed and enforced in accordance with the internal laws of the State in which the Property is located, without regard to its principles of conflicts of law.

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IN WITNESS WHEREOF, Landlord, Tenant and Sublessee have caused their duly authorized representatives to execute this Consent as of the date first above written.

LANDLORD:	ARE-3005 FIRST AVENUE, LLC, a Delaware limited liability company

	By:	Alexandria Real Estate Equities, L.P., a Delaware limited partnership, managing member

		By:	ARE-QRS CORP., a Maryland corporation, general partner

			By:	/s/ Peter J. Nelson
			Name:	Peter J. Nelson
			Its:	Senior Vice President & Chief Financial Officer

TENANT:	DENDREON CORPORATION, a Delaware corporation

	By:	/s/ Martin A. Simonetti
	Name:	Martin A. Simonetti
	Its:	CFO

SUBLESSEE:	CORUS PHARMA, a Delaware corporation

	By:	/s/ Alan Bruce Montgomery
	Name:	Alan Bruce Montgomery
	Its:	CEO

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EXHIBIT A

Amendment to Sublease

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